EXHIBIT 99.1

UNION PACIFIC CORPORATION ANNOUNCES SEC FILING FOR INITIAL PUBLIC OFFERING OF OVERNITE

FOR IMMEDIATE RELEASE:

Omaha, NE, August 4, 2003 – Union Pacific Corporation’s (NYSE: UNP) Board of Directors has approved the sale of Overnite, its Richmond-based trucking subsidiary, through an initial public offering. Overnite has filed with the Securities and Exchange Commission a registration statement relating to the proposed initial public offering of Overnite Corporation common stock. The shares of Overnite are being offered by Union Pacific Corporation, as the selling shareholder. Union Pacific has also provided the underwriters an option covering additional shares to cover over-allotments. In the event the underwriters’ over-allotment option is exercised in full, Union Pacific Corporation will sell 100% of its interest in Overnite.

Overnite, through its subsidiaries Overnite Transportation Company and Motor Cargo Industries, is one of the largest less-than-truckload carriers in the United States with 208 service centers and a fleet of over 6,000 tractors and 21,000 trailers, providing full state coverage to all 50 states. Its predominantly non-union workforce of over 14,400 employees provides customers with direct access to over 45,000 cities in the United States, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico.

The shares will be offered by an underwriting group managed by Credit Suisse First Boston and Morgan Stanley & Co. Incorporated.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, a copy of the registration statement and prospectus relating to the offering may be obtained by contacting Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York, 10010, (212) 325-2580; or Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, New York, 10036, (212) 761-6775. It is expected that the registration statement will be available at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Our contact for investors is Jennifer Hamann at (402) 271-4227. Our media contact is Kathryn Blackwell at (402) 271-3753.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, including the intent to complete the offering described above and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in filings made with the Securities and Exchange Commission by Union Pacific Corporation and Overnite.